Dear Fellow Shareholders,

During 2025, we continued to make solid progress in expanding and strengthening our CFBank Regional Banking Teams. Scaling our Commercial Banking franchise remains a core strategic priority, and we continued to invest accordingly. We believe that building scale in high-quality, relationship-driven commercial banking is essential to delivering sustainable results and long‑term enterprise value for our shareholders. While these investments require time to fully mature, we expect their impact to become increasingly evident through improved business growth rates during 2026 and beyond.

Throughout the year, we focused on strengthening our leadership teams, enhancing our market presence, and ensuring our bankers are well positioned to serve clients through added value and a true partnership approach to relationships. Our model remains grounded in local decision‑making, supported by a full suite of commercial banking services and capabilities. CFBank understands growth and supports growing businesses. This approach continues to differentiate CFBank in a competitive banking environment and aligns well with the needs of small and middle-market businesses seeking a long-term banking partner.

In support of this strategy, during 2025 we nearly doubled the size of our Regional Business Banking teams and related staff. This investment reflects our objective of achieving greater scale by capitalizing on our ability to compete effectively with regional and larger banks for high-quality, full service commercial banking relationships. Successfully winning commercial business from much larger competitors has long been a hallmark of the CFBank franchise and continues to underscore the strength of our relationship-based business model.

Across our markets, our bankers focus on developing deep, long‑term client relationships built on responsiveness, accessibility, and a clear understanding of each customer’s business dynamics. This approach continues to resonate strongly with entrepreneurs and closely held business owners who value continuity, sound advice, and consistent, reliable execution. Our level of sophistication and expertise matches those of larger regional banks, while our ease of doing business and responsiveness distinguishes CFBank from our competitors. We will continue to invest in talented bankers to support growth in our Commercial Banking line of business, as we remain confident in our ability to attract high-quality business customers, including those requiring comprehensive lending and treasury management relationships.

In addition to scaling our Commercial Bank, we have added key leadership and are continuing to add proven mortgage loan producers (MLOs) to our Residential Mortgage Lending team. Increased volumes of salable residential mortgage loans in the secondary market are expected to drive higher non‑interest fee income, which in turn should enhance overall CFBank earnings.

We are also committed to growing our Treasury Management line of business, which serves as both a source of fee income and core deposit relationships, including a targeted focus on the nonprofit (NFP) segment. We are also effectively leveraging lending relationships to drive non-interest-bearing deposits and treasury management growth.

Looking ahead to 2026, which will present its own set of challenges, our priorities remain clear and consistent: disciplined, high-quality growth; strong execution; and the continued creation of long-term shareholder value.

The investments we have made across our Regional Banking teams and commercial banking platform are expected to result in a larger, more scalable franchise, while preserving the lending and expense disciplines that have long underpinned our performance. As these initiatives continue to gain scale, we believe CFBank is well positioned to deliver sustainable earnings growth, strengthen franchise value, and generate attractive long‑term returns for our shareholders. Through April 1, 2026, the 1-Year Total Return of your CF Bankshares stock substantially outperformed the NASDAQ Bank Index, +28% vs. +12%. Moving forward, CFBank is well positioned to continue scaling in size, growing both our Commercial Banking franchise, as well as expanding our Residential Lending volumes.

/s/ Timothy T. O’Dell	/s/ Bradley J. Ringwald	/s/ Robert E. Hoeweler
Timothy T. O’Dell	Bradley J. Ringwald	Robert E. Hoeweler
President and CEO	President	Chairman of the Board
CF Bankshares Inc.	CFBank	CF Bankshares Inc.